Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Revelstone Capital Acquisition Corp. (the “Company”) on Amendment No. 2 to Form S-1 (File No. 333-261352) of our report dated August 30, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Revelstone Capital Acquisition Corp. as of June 14, 2021 and for the period from April 5, 2021 (inception) through June 14, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Boston, MA

December 7, 2021